Exhibit 99.1

CytoSorbents Reports First Quarter 2024 Results

•	Product Sales up a robust 14% over prior year, and a significant 22% sequentially

•	Enhanced profitability with gross margins that surged an absolute 8% to reach 76%, reflecting stronger operational efficiencies
•	STAR-T data presented at AATS support a favorable benefit-to-risk profile of DrugSorb-ATR in coronary artery bypass graft (CABG) patients
•	On track for U.S. Food and Drug Administration (FDA) De Novo and Health Canada submissions for DrugSorb®-ATR in Q3 2024

PRINCETON, N.J., May 9, 2024 — CytoSorbents Corporation (NASDAQ: CTSO), a pioneer in critical care and cardiac surgery blood purification technologies, today reported unaudited financial and operating results for the quarter ended March 31, 2024. The company reported a robust 14% increase in product sales year over year and a sequential increase of 22%.

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “We are pleased to announce a strong start to 2024, driven by significant sales growth and operational efficiencies. First quarter 2024 product sales were $9.0 million, marking the highest quarter for core CytoSorb sales in nearly 3 years. We expanded our product gross margins to 76%, exclusive of a non-recurring inventory adjustment, up an absolute 8% from Q1 2023, which we believe highlights the scalability and efficiency of our state-of-the-art manufacturing facility and processes.

Furthermore, Principal Investigator Dr. Michael Mack presented the results of the U.S. and Canada pivotal STAR-T (Safe and Timely Antithrombotic Removal of Ticagrelor) randomized controlled trial at the Annual Meeting of the American Association for Thoracic Surgery (AATS) and at the KOL and Investor/Analyst Day we hosted earlier this week (replay available) that we believe support a favorable benefit-to-risk profile of the DrugSorb-ATR system* in the perioperative bleeding risk of patients undergoing isolated CABG surgery within 2 days of receiving Brilinta® (ticagrelor, AstraZeneca). We received positive and encouraging feedback on the strength and clinical importance of these data and the continued unmet medical need from cardiothoracic surgeons. Looking ahead, we expect to submit marketing applications for DrugSorb-ATR, which has an FDA Breakthrough Device Designation, to the FDA under the De Novo pathway and Health Canada in the third quarter of 2024.

Additionally, we expect to take delivery of and launch our PuriFi™ hemoperfusion pump in select international countries for which we already have strong interest – a key 2024 growth initiative. We continue to work to strengthen our balance sheet and reduce operating expenses while executing our strategic plan towards these upcoming milestones.”

First Quarter 2024 Financial Results

•	Q1 2024 product sales were $9.0 million versus $7.9 million in Q1 2023, an increase of 14%, and up 22% sequentially from $7.3 million in Q4 2023
•	Total revenue, including product sales and grant income, for Q1 2024 was $9.8 million, an increase of 4% compared to $9.4 million in Q1 2023
•	Q1 2024 product gross margins increased to approximately 76%, (excluding the impact of a one-time, non-recurring inventory adjustment of approximately $304,000 which was recorded in the first quarter of 2024) compared to 68% in Q1 2023 due primarily to greater efficiencies now being realized at our new manufacturing facility in Princeton, New Jersey

Recent Operating Highlights

•	Cumulative CytoSorb® treatments delivered exceeded 237,000 at the end of Q1 2024, up 19% from a year ago
•	Pivotal U.S. and Canada STAR-T Trial
○	Results from the pivotal STAR-T randomized controlled trial were presented by Principal Investigator Dr. Michael Mack at a Breakout Oral Presentation at the American Association for Thoracic Surgery (AATS) Annual Meeting in Toronto, Canada on April 28, 2024. We believe the data support a favorable benefit-to-risk profile for the DrugSorb-ATR system in reducing the risk of severe perioperative bleeding in patients undergoing isolated CABG surgery on Brilinta®
○	Hosted a KOL and Analyst/Investor webcast on May 6, 2024 reviewing the results of the pivotal STAR-T randomized trial, featuring presentations by all three study Principal Investigators: Drs. Michael Mack, Michael Gibson, and Richard Whitlock. Additional insights into real-world usage in Europe for blood thinners removal including data from the International STAR Registry were presented by Dr. Michael Schmoeckel

Upcoming Milestones

•	Based on the guidance of internal and external regulatory experts, we are planning submissions of our DrugSorb®-ATR system for marketing approval to the FDA under the De Novo pathway leveraging our Breakthrough Device Designation, and to Health Canada in Q3 2024. Based on standard and published FDA timelines, and that FDA Breakthrough Devices receive priority review, a decision on FDA De Novo clearance could potentially range between 6-12 months following submission
•	Expect to commercially launch the new PuriFi® stand-alone hemoperfusion pump in Q2 2024 in select international countries
•	We are in active discussions with a number of debt providers to obtain non-dilutive debt financing to strengthen our balance sheet and plan to provide an update when appropriate

*Disclaimer: The DrugSorb-ATR system is an investigational device that is not yet cleared/approved by FDA, Health Canada, or by any other Global Regulatory Agency and is not commercially available for sale.

Earnings Call Webcast Details:

Date: Thursday, May 9th, 2024
Time: 4:30 PM EDT

Live webcast link: https://edge.media-server.com/mmc/p/yv8wd3bs

Conference ID: 5517203

Participant Dial-In:

Participant Dial-in toll-free: (888) 596-4144

Passcode: 5517203

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at https://ir.cytosorbents.com/

For additional information, please see the Company’s Form 10-Q for the period ended March 31, 2024, filed on May 9, 2024, on http://www.sec.gov.

Results of Operations

Comparison of the three months ended March 31, 2024, and March 31, 2023

Revenues:

Revenue from product sales was approximately $8,990,000 in the three months ended March 31, 2024, as compared to approximately $7,910,000 in the three months ended March 31, 2023, an increase of approximately $1,080,000, or 14%. Distributor sales increased approximately $614,000, or 20%. Direct sales increased approximately $466,000, or 10%. As a result of the increase in the average exchange rate of the Euro to the U.S. dollar, 2024 product sales were positively impacted by approximately $98,000. For the three months ended March 31, 2024, the average exchange rate of the Euro to the U.S. dollar was $1.09 as compared to an average exchange rate of $1.07 for the three months ended March 31, 2023.

Grant income was approximately $797,000 for the three months ended March 31, 2024 as compared to approximately $1,539,000 for the three months ended March 31, 2023, a decrease of approximately $742,000, or 48%. This decrease was due to the completion of several grants during 2023.

Total revenues were approximately $9,786,000 for the three months ended March 31, 2024, as compared to total revenues of approximately $9,449,000 for the three months ended March 31, 2023, an increase of approximately $337,000, or 4%.

Cost of Revenues:

For the three months ended March 31, 2024, and 2023, cost of revenue was approximately $3,216,000 and $3,994,000, respectively, a decrease of approximately $778,000. This decrease was primarily due to the decrease in cost of revenue related to the Company’s grant related activities following the completion of several grants in 2023. Product cost of revenue was approximately $2,420,000 and $2,531,000, respectively, for the three months ended March 31, 2024 and 2023, a decrease of approximately $111,000. This decrease is due primarily to greater efficiencies now being realized at our new manufacturing facility in Princeton, New Jersey. Product gross margins were approximately 76% during the three months ended March 31, 2024 (which excludes the impact of a one-time, non-recurring inventory adjustment of approximately $304,000 recorded in the first quarter of 2024), as compared to 68% during the three months ended March 31, 2023.

Research and Development Expenses:

For the three months ended March 31, 2024, research and development expenses were approximately $2,248,000 as compared to research and development expenses of approximately $4,214,000 for the three months ended March 31, 2023, a decrease of approximately $1,966,000. This decrease was due to a decrease in clinical trial costs of approximately $911,000 related to completion of the STAR-T trial in 2023, a decrease of approximately $850,000 in start-up expenses related to the new facility that were incurred in the first quarter of 2023 that did not recur in the first quarter of 2024, a decrease in non-grant related salaries of approximately $127,000 and a decrease in other non-grant related research and development activities of approximately $78,000.

Legal, Financial and Other Consulting Expenses:

Legal, financial and other consulting expenses were approximately $681,000 for the three months ended March 31, 2024, as compared to approximately $669,000 for the three months ended March 31, 2023, an increase of approximately $12,000. This increase was due to an increase in accounting and auditing fees of approximately $46,000 and an increase in legal fees of approximately $30,000. These increases were offset by a decrease in employment agency fees of approximately $58,000 and a decrease in consulting fees of approximately $6,000.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses were approximately $8,567,000 for the three months ended March 31, 2024, as compared to approximately $8,463,000 for the three months ending March 31, 2023, an increase of approximately $104,000. This increase was due to an increase in travel and entertainment expenses of approximately $132,000, an increase in royalty expense of $88,000, an increase in sales and marketing costs, which include advertising and conference attendance, of approximately $80,000. These increases were offset by decreases in non-cash stock compensation expense (which includes both stock options and restricted stock units) of approximately $156,000, and a decrease in salaries, commissions and related costs of approximately $40,000.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended March 31, 2024, the loss on foreign currency transactions was approximately $1,426,000 as compared to a gain of approximately $661,000 for the three months ended March 31, 2023. The 2024 loss was directly related to the decrease in the spot exchange rate of the Euro to the U.S. dollar as of March 31, 2024 as compared to December 31, 2023. The spot exchange rate of the Euro to the U.S. dollar was $1.08 per Euro as of March 31, 2024, as compared to $1.11 per Euro as of December 31, 2023.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. As of March 31, 2024, we had current assets of approximately $19,993,000 and current liabilities of approximately $13,424,000. As of March 31, 2024, $25 million of our total shelf amount was allocated to our ATM facility, of which approximately $20.3 million is still available. During the three months ended March 31, 2024, the Company sold 53,290 shares pursuant to the Sale Agreement, at an average selling price of $1.03 per share, generating net proceeds of approximately $53,200.

In March of 2024, we received approximately $880,000 in cash from the approved sale of our net operating losses and research and development credits from the State of New Jersey.

We are also managing our resources proactively, continuing to invest in key areas such as our U.S. pivotal STAR-T trial, which includes the detailed analysis of trial data and the preparation of our application for marketing approval to the U.S. FDA. We have also instituted and continue to maintain tight control over expenditures.

As of March 31, 2024, we have approximately $10.1 million in cash, including approximately $8.6 million and $1.5 million in unrestricted and restricted cash, respectively. We believe this is sufficient to fund the Company’s operations into the fourth quarter of 2024. We are actively pursuing financing sources, including less or non-dilutive debt financing, royalty financing, strategic or direct investments, equity, and/or combinations thereof. There can be no assurance that management will be successful in these endeavors.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and in cardiac surgery through blood purification. Its lead product, CytoSorb®, is approved in the European Union and distributed in 75 countries worldwide. It is an extracorporeal cytokine adsorber that reduces “cytokine storm” or “cytokine release syndrome” in common critical illnesses that can lead to massive inflammation, organ failure and patient death. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments. CytoSorb is also used during and after cardiothoracic surgery to remove antithrombotic drugs and inflammatory mediators that can lead to postoperative complications, including severe bleeding and multiple organ failure. As of March 31, 2024, more than 237,000 CytoSorb devices have been used cumulatively. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure.

The DrugSorb™-ATR antithrombotic removal system, based on the same polymer technology as CytoSorb, has received two FDA Breakthrough Device Designations, one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. The Company has completed the FDA-approved, randomized, controlled STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) study of 140 patients at approximately 30 centers in U.S. and Canada to evaluate whether intraoperative use of DrugSorb-ATR can reduce the perioperative risk of bleeding in patients receiving ticagrelor and undergoing cardiothoracic surgery. This pivotal study is intended to support U.S. FDA and Health Canada marketing approval for DrugSorb-ATR in this application.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  Its technologies have received non-dilutive grant, contract, and other funding of approximately $50 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others.  The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and  X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, statements about potential exposures resulting from our cash positions, representations and contentions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 14, 2024, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	For the Three Months Ended
	3/31/24	3/31/23
Revenue:
CytoSorb sales	$8,965	$7,906
Other sales	25	4
Total product sales	8,990	7,910
Grant income	797	1,539
Total revenue	9,787	9,449
Cost of revenue	3,216	3,994
Gross profit	6,571	5,455

Operating Expenses:
Research and development	2,248	4,215
Legal, financial and other consulting	681	669
Selling, general and administrative	8,567	8,463
Total operating expenses	11,496	13,347

Loss from operations	(4,925)	(7,892)
Other income (expense):
Interest income (expense), net	(7)	(63)
Gain (Loss) on foreign currency transactions	(1,426)	661
Miscellaneous income (expense)	---	(32)
Total other income (expense), net	(1,433)	566
Loss before benefit from income taxes	(6,358)	(7,326)
Benefit from income taxes	---	---
Net loss	(6,358)	(7,326)

Earnings per share:
Basic and diluted loss per share	$(0.12)	$(0.17)
Weighted average share outstanding	54,262,790	43,676,435

Net Loss	$(6,358)	$(7,326)
Other comprehensive income (loss):
Foreign currency translation adjustment	1,223	(608)
Comprehensive loss	$(5,135)	$(7,934)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2024	December 31, 2023
ASSETS:
Current Assets:
Cash and cash equivalents	$8,608	$14,131
Grants and accounts receivable, net	6,766	6,057
Inventories	3,739	3,680
Prepaid expenses and other current assets	880	1,835
Total current assets	19,993	25,703

Property and equipment, net	9,749	10,056
Restricted Cash	1,484	1,484
Right of use asset	11,925	12,059
Other assets	3,920	3,959
TOTAL ASSETS	$47,071	$53,261

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,399	$3,802
Lease liability - current portion	393	374
Accrued expenses and other current liabilities	8,132	7,870
Current maturities of long-term debt	2,500	2,500
Total current liabilities	13,424	14,546
Lease liability, net of current portion	12,790	12,897
Long-term debt	1,929	2,543
TOTAL LIABILITIES	28,143	29,986

Total stockholders’ equity	18,928	23,275

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,071	$53,261

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U.S. Company Contact:
Kathleen Bloch, CFO
305 College Road East
Princeton, NJ 08540
+1 (732) 398-5429
kbloch@cytosorbents.com

Investor Relations Contact:
Eric Ribner
LifeSci Advisors, LLC
250 W 55th St, #3401
New York, NY 10019
+1 (646) 751-4363
ir@cytosorbents.com